Exhibit 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated March 31, 2017, with respect to the consolidated financial statements of Cloudera, Inc. included in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-220494) and related Prospectus of Cloudera, Inc. for the registration of shares of its common stock.
/s/ ERNST & YOUNG LLP
Redwood City, California
September 25, 2017